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                                                                     EXHIBIT 4.1


                                FINDER'S FEE AND

                     PIGGYBACK REGISTRATION RIGHTS AGREEMENT


                  THIS FINDERS FEE AND PIGGYBACK REGISTRATION RIGHTS AGREEMENT, dated as of June 30, 2003, is entered into by and between Bridgewater Capital Corporation, a California corporation ("BRIDGEWATER") and US Dataworks, Inc., a Nevada corporation (the "COMPANY").

                  WHEREAS, pursuant to that certain Convertible Debenture and Warrant Purchase Agreement, dated June 30, 2003 (the "PURCHASE AGREEMENT") by and between the Company and Societe Financiere Privee, S.A., a company of Switzerland ("SFP"), wherein according to Section 7.11 therein, the Company agreed to pay Bridgewater a finder's fee equal to four percent (4%) of the Purchase Price of each Debenture purchased by SFP in common stock valued at the closing price of the trading day immediately before the corresponding Closing Date (such common stock paid as the finder's fee, the "FEE STOCK"). (Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement);

                  WHEREAS, in addition to paying Bridgewater the Fee Stock, the Company agreed to grant Bridgewater piggyback registration rights for such Fee Stock; and

                  WHEREAS, the Company desires to grant to Bridgewater the piggyback registration rights set forth herein with respect to the Fee Stock.

                  NOW, THEREFORE, the parties hereto mutually agree as follows:

                  SECTION 1. FINDER'S FEE.

                           (a) The Company hereby agrees to pay Bridgewater a
finder's fee equal to four percent (4%) of the Purchase Price of each Debenture purchased by SFP. The finder's fee shall be paid to Bridgewater in fully paid, non-accessible shares of the Company's common stock in not less than three (3) business days from the Company's receipt of the Purchase Price proceeds from SFP. The value of the Fee Stock shall be the closing price of the Company's common stock according to the American Stock Exchange (or any other national securities exchange upon which the Company's common stock is primarily listed) on the trading day immediately prior to the date of the Company's receipt of the Purchase Price proceeds from SFP.

                  SECTION 2. REPRESENTATIONS. Bridgewater, hereby represents and warrants to the Company that:

                           (a) AUTHORIZATION. Bridgewater has all requisite
power and authority to enter into the transactions contemplated by this Agreement and that this Agreement constitutes a valid and legally binding obligation of Bridgewater except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

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                           (b) PURCHASE ENTIRELY FOR OWN ACCOUNT. Fee Stock will
be acquired for investment for Bridgewater's own account, and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Bridgewater has no present intention of selling, granting any participation in, or otherwise distributing the same. Bridgewater is not a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise dispose of any of the Fee Stock acquired by it.

                           (c) RELIANCE UPON BRIDGEWATER'S REPRESENTATIONS.
Bridgewater understands that the issuance of the Fee Stock will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D and/or Section 4(2) thereof, and that the Company's reliance on such exemption is based on Bridgewater's representations set forth herein. Bridgewater realizes that the basis for the exemption may not be present if, notwithstanding such representations, Bridgewater has in mind merely acquiring the securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Bridgewater has no such present intention.

                           (d) RECEIPT OF INFORMATION. Bridgewater has had an
opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Fee Stock and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. No person other that the Company has been authorized to give any information or to give any representation not contained in this Agreement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

                           (e) INVESTMENT EXPERIENCE. Bridgewater is experienced
in evaluating and investing in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

                           (f) ACCREDITED INVESTOR. Bridgewater is an
"ACCREDITED INVESTOR" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

                  SECTION 3. RESTRICTED SECURITIES.

                           (a) RESTRICTED SECURITIES. Bridgewater understands
that the Fee Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Fee Stock or an available exemption from registration under the Securities Act, the Fee Stock must be held indefinitely. In particular, Bridgewater is aware that the Fee Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

                           (b) LEGENDS. Each certificate or other document
evidencing the Fee Stock shall be endorsed with the legends set forth below, and Bridgewater covenants that, except to the extent such restrictions are waived by the Company, Bridgewater shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate:

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                  The following legend under the Act:

         "THE SECURITIES DESCRIBED IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF CERTAIN STATES, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE."

                  Such other legends as may be required under state securities laws.

                  SECTION 4. PIGGYBACK REGISTRATION RIGHTS. Should the Company propose to register any of its common stock under the Securities Act for any reason other than a registration of securities with respect to its employee benefit plans, the Company shall, at such time, promptly give Bridgewater ten
(10) days' advance written notice of such registration ("REGISTRATION NOTICE"). Only in the instance where Bridgewater has given the Company written notice, within five (5) days of its receipt of the Registration Notice, directing the Company NOT to register all of its Fee Stock, the Company shall otherwise cause to be registered under the Securities Act all of Bridgewater's Fee Stock, subject to any adjustment or cutbacks made by the Company's underwriter in its sole discretion. Bridgewater agrees to promptly return to the Company any shareholder questionnaire or other documentation the Company may require Bridgewater to submit as required under federal and state securities laws. The Company's obligations pursuant to this Section 5.2 shall terminate on the earlier to occur of: (a) the second anniversary of the date of issuance of the common stock upon conversion of the Debenture and (b) such time when all common stock held by Bridgewater may be sold pursuant to Rule 144 under the Securities Act during any three (3) month period.

                  SECTION 5. MISCELLANEOUS.

                           (a) REASONABLE EFFORTS; OTHER ACTIONS. Subject to the
terms and conditions herein provided and applicable law, the Company and Bridgewater shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                           (b) INTERPRETATION. The words "include," "includes"
and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 30, 2003. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference in this Agreement to a statutory provision or rule or regulation promulgated thereunder shall be deemed to include any similar successor statutory provision or rule or regulation promulgated thereunder.

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                           (c) SUCCESSORS AND ASSIGNS. The terms and conditions
of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Company nor Bridgewater shall assign this Agreement or any rights hereunder or delegate any duties hereunder without the prior written consent of the other except as otherwise provided herein.

                           (d) NOTICES. Unless otherwise provided, any notice,
request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by Facsimile (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):


IF TO THE COMPANY:                                IF TO BRIDGEWATER:

         US Dataworks, Inc.                                Bridgewater Capital Corporation
         5301 Hollister Road, Suite 250                    610 Newport center Drive, Suite 830
         Houston, Texas  77040                             Newport Beach, California 92660
         Attention:  Charles Ramey, President              Attention:  Jack A. Thomsen, Partner
         Facsimile:        (713) 934-8192                  Telephone:        (949) 729-4666
         Telephone:        (713) 934-3854                  Facsimile:        (949) 729-4667


                           (e) SURVIVAL. All representations and warranties
contained or provided for herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the party benefiting from any such representation or warranty, and shall survive the Closing to the extent of applicable statutes of limitations.

                           (f) AMENDMENTS AND WAIVERS. This Agreement may be
amended or modified only by a written instrument signed by the Company and Bridgewater hereunder. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                           (g) SEVERABILITY. If one or more provisions of this
Agreement are held to be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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                           (h) ENTIRE AGREEMENT. This Agreement and the
documents referred to herein contain the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

                           (i) GOVERNING LAW. This Agreement shall be governed
by and construed under the laws of the State of Nevada (irrespective of its choice of law principles); provided, however, that neither this Agreement nor any provision hereof shall be construed for or against any party on the basis that such party drafted this Agreement or any provision hereof.

                           (j) COUNTERPARTS. This Agreement may be executed by
facsimile copies and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

US DATAWORKS, INC.                               BRIDGEWATER CAPITAL
                                                 CORPORATION


By:    /S/ CHARLES RAMEY                         By: /S/ JACK THOMSEN
      ---------------------------                    ---------------------------

Name:    CHARLES RAMEY                           Name: JACK THOMSEN
      ---------------------------                      -------------------------

Title:   CHIEF EXECUTIVE OFFICER                 Title: PARTNER
      ---------------------------                       ------------------------


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